Exhibit 99.1

Contact:
CCG Investor Relations
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

For Immediate Release

China Nutrifruit Group Limited Announces First Quarter of Fiscal 2010 Results

Revenue increased 81% year-over-year to $9.4 million
Operating income rose 11% to $2.2 million

Daqing, Heilongjiang Province, China – August 14, 2009 China Nutrifruit Group Limited (OTC BB: CNGL) (“China Nutrifruit” or “the Company”), a leading producer of premium specialty fruit based products in China (“PRC”), today reported financial results for the first quarter of its 2010 fiscal year ended June 30, 2009.

First Quarter 2010 Highlights

  Net sales increased 81.2% year-over-year to $9.4 million
  Gross profit increased 43.8% year-over-year to $3.9 million, with gross margin of 41.9%
  Operating income increased 10.9% year-over-year to $2.2 million, with operating margin of 23.0%
  Net income was $1.6 million, or $0.04 per diluted share
  Appointed three independent directors, adopted code of ethics, and established audit, compensation and corporate governance and nominating committees
  Relocated corporate headquarters to Daqing Hi-tech Industrial Development Zone in Heilongjiang Province

“In the first quarter of 2010, demand for our products increased as the Chinese economy showed signs of positive growth and consumers increased their overall consumption and spending, driving demand at the distributor level. We were able to meet this increased demand by selling our remaining finished goods inventory, which resulted in strong year-over-year growth in our top line in what is our seasonally slowest quarter of the year. While changes in the product mix and higher operating expenses resulted in some erosion to our profitability during the quarter, gross margins were in line with our targets and we expect to experience improved profitability as we enter the peak season for production and sales in the coming quarters,” commented Mr. Jinglin Shi, CEO of China Nutrifruit. “We are currently experiencing a healthy harvest and smooth production operation at our facilities. Our new Mu Dan Jiang facility will quickly ramp up to target utilization levels as we increase production to meet the growing market demand for our products.”

First Quarter 2010 Results

Net sales for the first quarter of fiscal 2010 were $9.4 million, up 81.2% from $5.2 million in the same quarter of fiscal 2009. The strong sales growth was mainly attributable to increased market demand for the Company’s products driving total sales volume. During the first quarter, net sales from concentrated juice products, which accounted for 38.8% of the total net sales, were $3.6 million, an increase of 142.8% from $1.5 million in the first quarter of fiscal year 2009. The accelerated growth was largely attributable to the increased concentrate juice production capacity from the Company’s Mu Dan Jiang facility. Net sales from glazed fruit and nectar, which accounted for 11.1% and 9.0% of net sales, were $1.0 million and $0.8 million, down 25.2% and 40.5% from $1.4 million for each in the first quarter of fiscal 2009, respectively. Beverages, which represented 11.3% of net sales, were $1.1 million, up 22.4% from $0.9 million in the first quarter of fiscal 2009.

Gross profit for the first quarter of 2010 was $3.9 million, up 43.8% from $2.7 million for the same period a year ago. Gross margin was 41.9% for the first quarter of 2010 compared with 52.8% in the first quarter of 2009. The decline in gross margin was due to a greater proportion of the product mix from fruit concentrate and concentrate pulp products which provide lower margin of approximately 36.2% compared with glazed fruit and nectar products, which had gross margins of 65.5% and 67.3%, respectively, during the quarter. On a sequential basis, gross margin increased 6.9 percentage points from 36.9% in the fourth quarter of fiscal 2009. The gross profit margin during the first quarter of fiscal year 2010 was in line with the Company’s expectations and is expected to remain in the range of 35-45% for fiscal year 2010.

In the first quarter of 2010, selling, general, and administrative expenses were $1.8 million compared to $0.8 million a year ago. Selling expenses were $0.8 million, compared to $0.4 in the first quarter of fiscal 2009. The increase in selling expenses was largely attributable to increased sales volume during the quarter. General and administrative expenses were $0.9 million, up 143.8% from $0.4 million a year ago. The significant increase in expenses was due to higher professional fees and other expenses related to the Company’s status as a public company.

Operating income in the first quarter of fiscal 2010 was $2.2 million, an increase of 14.2% from $1.9 million a year ago.

Provision for income taxes was $0.6 million compared to an income tax benefit of $19,578 in the year ago period due to deferred taxes arising from temporary differences recognized from the acquisition of the remaining 25% interest in our subsidiary Longheda in May 2008.

Net income in the first quarter of fiscal 2010 was $1.6 million, or $0.04 per diluted share, compared with $1.9 million, or $0.06 per diluted share. The calculation of diluted earnings per share for the first quarter of fiscal 2010 is based on 36.2 million shares compared to share count of 30.2 million in the first quarter of fiscal 2009.

Financial Condition

As of June 30, 2009, China Nutrifruit had $15.9 million in cash and cash equivalents, $10.0 million in total liabilities with no long term debt and working capital of $18.0 million. Shareholders’ equity stood at $28.4 million as of June 30, 2009. In first three months of fiscal 2010, the Company generated $11.1 million in cash flow from operating activities, due to collection of trade receivables and sales of finished goods inventory processed in the last production season.

Business Outlook

China Nutrifruit has entered the harvest season and began fruit processing production in mid-July. The Company plans to increase its production capacity to meet the growing demand by increasing utilization of its newly added concentrate juice production line at the Mu Dan Jiang facility and adding new production line, including, a new glazed fruit and concentrate pulp production line and concentrate pulp production line. The Company also plans to produce blueberry glazed fruit to further enhance its products mix. Based on detailed market research, the China Nutrifruit believes there is significant market demand for their glazed blueberry fruit products. The Chinese government’s economic stimulus program has stimulated consumer spending and demand for China Nutrifruit’s products is expected to continue to grow in the next few quarters.

“With the revival of the economy and increase in disposable income, consumption of processed fruit products is expected to increase significantly. China's growing middle class population is increasingly heath conscious and our diverse product offering will continue to attract wide range of consumers,” concluded Mr. Shi. “Our growth strategy for 2010 is focused on achieving rapid revenue growth and net income growth as we implement our aggressive capacity expansion plan and introduce new products to increase our overall market share of the processed fruit market.”

Conference Call Information

Management will conduct a conference call at 9:00 a.m. Eastern Time on Monday, August 17, 2009 to discuss its first quarter 2010 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-419-5570. International callers should dial 617-896-9871. The pass code for the call is 448 420 22. If you are unable to participate in the call at this time, a replay will be available on Monday, August 17, 2009 at 11:00 a.m. Eastern Time, through Monday, August 31, 2009. To access the replay, dial 888-286-8010. International callers should dial 617-801-6888. The conference pass code is 651 038 91.

About China Nutrifruit Group Limited

Through its subsidiary Daqing Longheda Food Company Limited, China Nutrifruit, is engaged in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry and raspberry. The Company’s processing facility possesses ISO9001 and HACCP series qualifications. Currently, the Company has established an extensive nationwide sales and distribution network through 70 distributors in China.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act"”). Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our plan for production capacity expansion, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China; any statements of belief or intention; any of the factors mentioned in the “Risk Factors” section of our Current Report on Form 10-K filed on June 30, 2009, and other risks and uncertainties mentioned in our other reports filed with the Securities and Exchange Commission. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

–Financial Tables Follow –

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Stated in US Dollars)

	June 30,	March 31,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$15,855,056	$4,768,542
Trade receivables, net of allowance	3,851,530	11,423,996
Inventory, net	730,802	3,692,892
Other current assets	210,080	481,679
Total current assets	20,647,468	20,367,109
Property, plant and equipment, net	16,262,680	16,614,930
Deferred tax assets	1,347,362	1,406,814
Land use rights, net	188,367	189,303
TOTAL ASSETS	$38,445,877	$38,578,156

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Other payables and accrued expenses	$1,934,496	$2,675,983
Trade payables	185,195	260,322
Income taxes payable	525,315	1,416,835
Total current liabilities	2,645,006	4,353,140
Non-current liabilities:
Amounts due to shareholders	7,408,614	7,407,748
TOTAL LIABILITIES	$10,053,620	$11,760,888

Commitments and Contingencies

Stockholders' equity
Preferred stock
Authorized: 5,000,000 shares, par value $0.001
None issued and outstanding	-	-
Common stock
Authorized: 120,000,000 shares, par value $0.001
Issued and outstanding: [36,125,754] shares as at June 30, 2009; (36,125,754 shares as at March 31, 2009)	36,126	36,126

Additional paid-in-capital	16,746,971	16,746,971
Statutory reserves - restricted	2,873,880	2,873,880
Accumulated other comprehensive income	427,983	425,675
Retained earnings	8,307,297	6,734,616
TOTAL STOCKHOLDERS’ EQUITY	28,392,257	26,817,268
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,445,877	$38,578,156

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Stated in US Dollars)

	Three months ended
	June 30,
	2009	2008
Net sales	$9,358,205	$5,163,856
Cost of sales	(5,436,273)	(2,435,948)
Gross profit	3,921,932	2,727,908
Selling, general and administrative expenses	(1,771,853)	(789,649)
Operating earnings	2,150,079	1,938,259
Other income (expenses)
Interest expenses	-	(49,416)
Other income	7,744	31
Total other income (expenses)	7,744	(49,385)
Earnings before noncontrolling interests and income taxes	2,157,823	1,888,874
Provision for income taxes	(585,142)	19,578
Earnings before noncontrolling interests	1,572,681	1,908,452
Noncontrolling interests	-	(209,308)
Net earnings	$1,572,681	$1,699,144
Other comprehensive income
Foreign currency translation	2,308	145,894
Comprehensive income	$1,574,989	$1,845,038
Earnings per share
Basic	$0.0435	$0.0563
Diluted	$0.0435	$0.0563
Weighted average number of common stock outstanding
Basic	36,125,754	30,166,878
Diluted	36,159,994	30,166,878

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Stated in US Dollars)

	Three months ended
	June 30,
	2009	2008
Operating activities:
Net earnings	$1,572,681	$1,699,144
Adjustments to reconcile net earnings to net cash provided by operating activities
Noncontrolling interests	-	209,308
Benefit for deferred income taxes	59,453	(720,131)
Depreciation and amortization	356,052	219,069
Changes in operating assets and liabilities:
Trade receivables, net	7,579,205	(1,251,809)
Inventory	2,964,635	1,823,129
Other current assets	271,591	(3,755,270)
Trade payables	(75,212)	7,622
Income taxes payable	(892,322)	488,869
Other payables and accrued expenses	(742,238)	292,087
Net cash provided by / (used in) operating activities	11,093,845	(987,982)

Net cash provided by investing activities	-	-

Net cash provided by financing activities	-	-

Increase / (decrease) in cash and cash equivalents	11,093,845	(987,982)

Effect of exchange rate on cash and cash equivalents	(7,331)	141,417

Cash and cash equivalents at beginning of the period	4,768,542	7,103,562

Cash and cash equivalents at end of the period	$15,855,056	$6,256,997

Supplemental disclosure of cash flows information:
Cash paid for:
Interest	$-	$49,416
Income tax	$1,418,823	$367,361

###